                          FIRST ALBANY COMPANIES INC.
                       COMPUTATION OF PER SHARE EARNINGS

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
                                                     Three Months Ended                Six Months Ended
(In thousands of dollars, except                     March 31,        March 25,        March 31,       March 25,
 per share amounts)                                  1995             1994             1995            1994
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

Primary:

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Net income                                    $    512         $  1,208         $  1,355         $2,970
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Weighted average number of shares
outstanding during the period**                  4,278            4,265            4,255          4,278

Incremental  shares under stock options computed under the treasury stock method using the average market price
of the issuer's stock during the period            196              217              193            227

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Weighted average shares and common
equivalent shares outstanding                    4,474            4,482            4,448          4,505
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Net Income per share                        $     0.11       $     0.27       $     0.30       $   0.66
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Fully Diluted:
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Net income                                  $      512       $    1,208       $    1,355       $  2,970
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Weighted average number of shares
outstanding during the period<F1>**              4,278            4,265            4,255          4,278

Incremental  shares under stock options computed under the treasury stock method using the higher of the average or
ending market price of the issuer's stock          199              217              195            227
at the end of the period

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Weighted average shares and common
equivalent shares outstanding                    4,477            4,482            4,450          4,505
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Net Income per share                      $       0.11     $       0.27     $       0.30     $     0.66
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
<F1>**Per share figures and shares  outstanding have been restated for all dividends declared, including the May 1995 5% stock dividend.
